EXHIBIT 11

                   INDEPENDENCE HOLDING COMPANY
                Computation of Per Share Earnings
             (In Thousands, Except Per Share Amounts)


                                            THREE MONTHS ENDED
                                                MARCH 31,
                                              1998         1997
                                           --------------------
INCOME:
  Net income..............................$  2,491     $  2,260
                                           =======      =======
SHARES:
  Weighted average common
   shares outstanding.....................   7,430        7,432
                                           =======      =======
BASIC INCOME PER SHARE:
  Net income per share....................$    .34     $    .30
                                           =======      =======
DILUTED EARNINGS PER SHARE (A)
 USE OF PROCEEDS:
  Assumed exercise of options.............$  2,541     $  1,835
  Tax benefit from assumed exercise of
   options................................     823            -
  Repurchase of treasury stock at the
   average market price per share of
   $13.03 and $7.32, respectively.........  (3,364)      (1,835)
                                           -------      -------
  Assumed balance to be invested..........$      -     $      -
                                           =======      =======
 SHARES:
  Weighted average shares outstanding.....   7,430        7,432
  Shares assumed issued for options.......     381          294
  Treasury stock assumed purchased........    (258)        (251)
                                           -------      -------
  Adjusted average shares outstanding.....   7,553        7,475
                                           =======      =======
DILUTED INCOME PER SHARE:
 Net income per share.....................$    .33     $    .30
                                           =======      =======
(A) Warrants were not assumed to be exercised as the effect would have been anti-dilutive.